Exhibit 16.1

January 15, 2018

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01(a) of the Current Report on Form 8-K dated January 10, 2018 of Piedmont Office Realty Trust, Inc. (the “Company”) and are in agreement with the statements contained in the first sentence of the first paragraph, the second and third paragraphs, the first and second sentences of the fourth paragraph, and the fifth paragraph therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

/s/ Ernst & Young LLP